SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant To Section 14(a) Of
                    The Securities Exchange Act Of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]
Check the appropriate box:
[_]  Preliminary Proxy Statement
[_] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
[_]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to Section 240.14a-12

                         ICN Pharmaceuticals, Inc.
          --------------------------------------------------------
              (Name of Registrant as Specified in its Charter)

                                    N/A
          --------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant) Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:
     -------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
     -------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
     -------------------------------------------------------------------
     (5) Total fee paid:
     -------------------------------------------------------------------
[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
     -------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
     -------------------------------------------------------------------
     (3) Filing Party:
     -------------------------------------------------------------------
     (4) Date Filed:
     -------------------------------------------------------------------

     Following is material sent on or about May 22, 2002 to ICN
Pharmaceuticals, Inc. stockholders who previously received a slide titled "Providence/Denton Track Record."

May 22, 2002




Dear ICN Stockholder:


Attached please find (1) a detailed description of Providence Capital, Inc. and Herbert A. Denton's investment or other involvement in nine companies and (2) a spread sheet listing 28 companies (including the nine companies about which the more detailed description is attached) identified by ICN from publicly available information in which Providence and Mr. Denton invested or were otherwise involved. The spread sheet includes the stock price of those 28 companies at the initial date of Providence or Mr. Denton's investment or involvement and at one, three and five year intervals, as well as at May 14, 2002 (where available). We urge you to carefully review the attached information.

It is our understanding that some stockholders may have been confused by a slide the was previously distributed entitled "Providence/Denton Track Record" or misinterpreted the intended purpose of, or information contained in, that slide. To avoid any such confusion or misinterpretation, please discard and do not refer to any previous versions of the slide which you have previously received.

If you have any questions on how to vote your shares, please call our proxy solicitor, Morrow & Co. at (800) 607-0088.

Sincerely,


/s/ Milan Panic
Milan Panic

Chairman and Chief Executive Officer
ICN Pharmaceuticals, Inc.

                                                               MAY 22, 2002

DESCRIPTION OF DENTON/PROVIDENCE'S INVOLVEMENT IN THE NINE SUBJECT COMPANIES
---------------------------------------------------------------------------


CHIC BY H.I.S. INC. (SUBSEQUENTLY KNOWN AS DURANGO APPAREL INC.)
----------------------------------------------------------------

     Beginning January 12 1998, Denton reportedly led a group of investors in an attempt to take over management control of Chic by H.I.S. Inc. ("Chic") by nominating ten people to the board of directors (WWD, January 15, 1998). By February 1998, reports suggest that Denton instead settled for several seats on the board. The four new directors were reported to be Denton, Daniel Rubin, Kenneth Zimmerman and Arnold M. Amster. Denton and Rubin were among the ten individuals initially proposed by Denton (Business Wire, February 20, 1998). Denton was a member of Chic's board of directors and served as the chairman of the Compensation Committee (Mesa Air 2000 Annual Report, p. 43). As of at least September 2000, Denton still was listed as a director of Durango Apparel, Inc. ("Durango") (Business Wire, September 21, 2000), and as of December 15, 2000, Denton reportedly held 1,000 shares of Durango (Yahoo! Insider and Form 144 Filings, http://biz.yahoo.com/t/08/286.htm).
---------------------------------

     At the time of Denton's initial reported involvement in January 1998, Chic stock was trading in the $6.375 to $7.25 range. A year later, the stock traded from $3.3125 to $4.6875 (Silicon Investor Historical Stock Prices). Durango filed for bankruptcy in March 2001 and its stock last traded over-the-counter at $0.001 on May 9, 2002 (Yahoo! Historical Prices and Chart).


USG CORPORATION
---------------

     Dissident shareholders Tom Hacker and Hakatak Enterprises, Inc. reportedly launched a proxy fight against USG Corp. ("USG") in April 2000. Hacker reportedly proposed eliminating the "poison pill" takeover defense and adding three outside directors to USG's 13-member board. Hacker's nominees included Denton, Jay Buchbinder, and Keith Ogata (Business Wire, April 18, 2000). Hacker reportedly said, "I'm launching this proxy fight because the current board either doesn't care (about shareholder value), or they don't know how to increase it" (Crain's Chicago Business, May 8, 2000). The proxy campaign focused on pressing the board to achieve four key objectives: (i) reallocate the Company's free cash flow to benefit shareholders; (ii) seek to institute a pro shareholder corporate governance policy; (iii) review executive compensation policy to make it more aligned with shareholder interests; and (iv) have the Company explore alternatives for enhancing stockholder value, with the assistance of an independent investment banking firm (Business Wire, April 18, 2000). Hacker's initiative failed as shareholders elected the board's nominees at USG's May 10, 2000 annual meeting (USG press release, May 17, 2000).

     In April/May 2000, when Denton was identified as being involved in the proxy battle, USG stock traded in the $36.70 to $43.44 range. A year after the failed initiative, USG stock traded from $8.36 to $13.11. USG filed for Chapter 11 bankruptcy protection on June 25, 2001 and the stock currently trades at approximately $7 (Yahoo! Historical Prices).


GREAT LAKES CHEMICAL
--------------------

     On or about February 12, 2002, Great Lakes removed its poison pill in order to prevent a proxy battle (PR Newswire, February 13, 2002). Denton and Providence claimed to have gathered majority support among shareholders for an alternative board if the present board had not removed the poison pill (The Indianapolis Star, February 17, 2002). Denton was first reported to be battling with Great Lakes to repeal its poison pill in early 1999 (The Daily Deal, February 14, 2002), although he said that the push to eliminate the rights plan was not in pursuit of a takeover bid for Great Lakes (Chemical Week, February 20, 2002). Instead of attacking the poison pill directly, Denton submitted a bylaw that would have disqualified any director who voted against repealing the takeover deterrent from running for re-election. Providence reportedly owned less than 1% of Great Lakes (The Indianapolis Star, February 17, 2002).

     In early 1999 when Denton first began his battle with Great Lakes, the stock was trading in the $35 to $40 range. The stock hit a low of $20 on September 21, 2001. Great Lakes stock was trading at approximately $25 in February 2002 when Great Lakes removed its poison pill, and is currently trading at approximately $25.83 (Yahoo! Historical Prices).


A.P. PHARMA, INC. (FORMERLY KNOWN AS ADVANCED POLYMER SYSTEMS)
--------------------------------------------------------------

     On April 22 1999, Advanced Polymer Systems ("APS") received notice from Providence Investors that it intended to submit director nominations at its 1999 Annual Meeting of Stockholders. At that time, Providence reportedly owned 397,100 shares, or approximately 2%, of APS (April 22, 1999 DEFA14A filing and PR Newswire, April 22, 1999). In early May 1999, APS entered into a definitive agreement with Providence to resolve the potential proxy contest. The agreement called for the expansion of the APS board to ten members, to accommodate the appointment of Stephen A. Drury and Richard D. Spizzirri (PR Newswire, May 5, 1999). After the agreement, an analyst reportedly speculated that APS would have trouble selling itself because of the company's debt load, flat revenue, and old technology. Denton argued that APS was developing new technology and was profitable (Mergers and Acquisitions Report, May 10, 1999). Drury still is identified as a current director, however, Spizzirri is not listed as a member of the board (www.appharma.com/company/board.html). A March 28, 2001 14A filing reported that the APS Board of Directors met eight times in 2000 and that all of the directors participated in at least 75 percent of the total number of meetings, except for Spizzirri. Spizzirri also was not one of the nominees for directors listed in the March 28, 2001 filing (PRE 14A filing). According to APPA's website, the board reportedly consists of:
Paul Goddard, Stephen Drury, Michael O'Connell, Peter Riepenhausen, Toby Rosenblatt, Gregory H. Turnbull, and Dennis L. Winger (www.appharma.com/ company/board.html).

     On April 22 1999, when Providence publicly announced that it would submit director nominations, APS stock traded at $5.38 a share. The stock rose slightly to approximately $7 a share in the middle of 1999, after the APS-Providence agreement, but then dropped to almost $3 a share by the end of 1999. The stock climbed back to almost $6 a share in early 2000 but has since plummeted and currently is trading at approximately $2.1 a share (Yahoo! Historical Prices).


COVANTA ENERGY CORPORATION (FORMERLY KNOWN AS OGDEN CORP.)
----------------------------------------------------------

     On April 1, 1998, Ogden -- a global entertainment, aviation and energy company -- announced that it had received formal notice from Providence Capital that they intended to offer a slate of three individuals (Robert J. Slater, Lawrence G. Schafran, and Michael G. Conroy) for election to Ogden's board of directors at the company's upcoming annual meeting (Business Wire, April 1, 1998, April 27, 1998, and April 28, 1998). Providence filed preliminary proxy materials on April 27, 1998. Denton lost his battle for the three seats, as the Ogden slate received approximately 91% of the votes cast (Business Wire, June 3, 1998), however, Ogden got rid of some of its directors and initiated corporate governance changes based on Denton's public commentary (Fortune, April 26, 1999 and The Orange County Register, September 18, 1999). Providence's suggestions for accelerating earnings growth included focusing Ogden's operations in fewer businesses, simplifying the company's corporate structure, improving capital allocation, recruiting a new chairman and chief executive officer, and improving the quality and business experience of Ogden's directors. Providence also argued that the company needed to divest its waste-to-energy business and inaugurate a stock buyback plan (Business Wire, May 12, 1998, May 18, 1998, and May 20, 1998). While big divestitures were rejected, Ogden reportedly agreed to spend $200 million to buy back 7 million of its 50 million outstanding shares (Crain's New York Business, January 25, 1999). In addition, Denton argued the company should be split-up, as he figured that the company's patchwork of power generation, aviation services and stadium management businesses could be worth $45 per share (Business Wire, May 20, 1998), while Ogden's stock was trading at $30 a share at that time. It was reported in May 1998 that Ogden "accused Providence of offering to drop its opposition if certain conditions were met, including Ogden's paying $600,000 annually to Providence for investment banking services" (Crain's New York Business, May 4, 1998).

     In the latter part of 1997, prior to Denton's reported involvement, Ogden's stock had climbed almost $10 from $20 to approximately $30 a share. Denton's initial involvement was reported in April 1998 at which time the stock was trading above $30 a share. After defeating the dissident slate, Ogden implemented many of the strategic decisions Denton had suggested, such as separating the various parts of the business and finding a new CEO. Ogden's stock was around $25 a share until September 1999, when the company announced that it was selling off two of its units, at which time the stock fell 38% to approximately $12 a share. The stock recovered slightly during 2000 and reached $22 a share in 2001 shortly after Ogden was renamed Covanta (Morningstar Historical Prices). On December 24, 2001, Covanta stock fell approximately 60% to $3.99 from roughly $10, due to liquidity fears after publicity associated with Enron (Investor's Business Daily, December 26, 2001). Currently, Covanta stock is no longer trading as the stock was delisted on April 7, 2002 (Engineering News-Record, April 15,
2002).


STANDARD BRANDS PAINT CO.
-------------------------

     In April 1991, Providence Capital and Denton reportedly acted as financial advisor to the institutional shareholders and some large individual investors in connection with a proxy fight against Standard Brands Paint Co. ("SBPC") (Los Angeles Times, April 15, 1991 and Pensions & Investments, June 10, 1991). Providence proposed a three-pronged solution on behalf of shareholders calling for: (i) new independent representation on the board; (ii) a strategic review of its businesses by an outside consulting firm; and (iii) formation of a shareholder advisory committee to allow large shareholders to more effectively communicate with management (Pensions & Investments, June 10, 1991). In June 1991, to satisfy the disgruntled stockholders, SBPC reportedly agreed to elect two new outside directors to the nine-person board and to create a stockholders' advisory committee made up of three outside directors to meet quarterly with a committee of major institutional shareholders (Pensions & Investments, June 10, 1991). SBPC also reportedly worked out agreements to ease its debt burden (Pensions & Investments, June 10, 1991). It is unclear when Providence and Denton's involvement with SBPC ceased.

     In April 1991, when Providence and Denton reportedly first became involved, SBPC's stock traded between $72.51 and $92.51 (all prices are adjusted for a stock split) throughout April 1991. In April 1992, one year after Denton's reported initial involvement, SBPC stock was trading from $15 to $17.50. In January 1996, SBPC filed for bankruptcy for the second time in three years and that April (National Home Center News, January 22,
1996), the stock traded in the range of $0.02 to $0.195. Currently, SBPC's stock trades over-the-counter at approximately $0.0001 (CBS MarketWatch Historical Prices).


BALDWIN PIANO & ORGAN COMPANY
-----------------------------

     Denton began acquiring Baldwin Piano & Organ Company ("Baldwin") stock in July 1999 and reportedly had amassed a 7.39% share in the company by October 1, 1999 (Music Trades, October 1, 1999). In August 1999, Denton sent a letter to Baldwin CEO Karen Hendricks demanding her resignation, stating, "Under your leadership, a company with 138 years of independent operation is being dismembered. I would be remiss by not demanding that you take responsibility. Faced with this, the board ought to ask for your resignation, appoint an interim CEO, and be thankful there is still a semblance of fig leaf left for their reputations" (Music Trades, December
1, 2001). On September 3, 1999 Baldwin announced that Denton was appointed to Baldwin's board effective September 8, 1999. (Business Wire, September
3, 1999). Hendricks resigned in May 2001 (PR Newswire, May 11, 2001). As of October 5, 2001, Denton was still listed as a member of Baldwin's board of directors (Officers & Directors: Biography for BPAOQ, www.marketguide.
com). On June 16, 2000, shareholders of Baldwin elected the slate of seven directors recommended by the Board, including two new directors all for a term of one year. The re-elected directors were: Denton; Karen L.
Hendricks, chairman, chief executive officer and president; William B. Connell, chairman of EBT Holdings, Inc.; John H. Gutfreund, president of Gutfreund & Company, Inc.; and Joseph H. Head, chairman of Atkins & Pearce, Inc. (Business Wire, June 16, 2000). Brent D. Baird and James T. Heffernan, both private investors, were elected for the first time (Business Wire, June 16, 2000). On October 1, 2001, it was reported that in a bid to emerge from Chapter 11 bankruptcy protection, Baldwin had retained the services of Berwind Financial. To raise the necessary capital, Berwind was reportedly exploring several options. In addition, Denton was reportedly considering an additional equity investment (Music Trades, October 1, 2001).

     Prior to Denton's involvement, Baldwin's stock had been trading in approximately the $9 to $20 range from January 1996 to December 1998, with mid-1997 to mid-1998 being the high point. From July 1999 to October 1999 when Denton began acquiring Baldwin stock and amassed a 7.39% stake in the company, Baldwin's stock was trading between $7.125 and $9.125. Over the next year, the stock fell and was trading in the $1.68 to $2.25 range in February 2001. The stock continued to trade roughly in this range until May 30, 2001 when the company filed for Chapter 11 bankruptcy protection. (Music Trades, December 1, 2001) The stock was delisted from the NASDAQ in June 2001 and traded over-the-counter in the $0.01 to $1.60 range until April 8, 2002 when the stock stopped trading (Yahoo! Finance and Silicon Investor Historical Prices).


IWERKS ENTERTAINMENT INC.
-------------------------

     In March/April 1998, Denton led a successful effort to defeat the proposed combination of Iwerks Entertainment Inc. ("Iwerks") and Showscan Entertainment Inc. ("Showscan") (Business Wire, March 17, 1998 and The New York Times, April 1, 1998). The rejection -- by a vote of 4.7 million shares against and 4 million shares in favor -- was reportedly possible because a few mutual funds controlled much of the stock and the biggest shareholder, Heartland Advisers, with a 24% stake, opposed the plan (The New York Times, April 1, 1998). Denton reportedly stated that "We thought this merger was overpriced by a significant amount" (The New York Times, April 1, 1998). Denton and Providence objected to the merger on the grounds that:

     o Iwerks shareholders had not been presented with a detailed business strategy, any plan of integration, or any financial estimates of the incremental earnings to the combined company;

     o Key executives of Iwerks responsible for negotiating the transaction - Roy A. Wright, former Chief Executive Officer and William J. Battison III, former Executive Vice President - had resigned;

     o Iwerks was asking shareholders to give up 25% of their equity in exchange for a company that had recorded significant losses, shown a revenue decline over the previous twelve months, and had $6.7 million of term debt maturing over the next eighteen months;

     o    The transaction would significantly deplete Iwerk's cash position

(Business Wire, March 17, 1998).

Providence reportedly held about 200,000 Iwerks shares as of at least April 1, 1998 (The New York Times, April 1, 1998). Iwerks' stock was trading in the $8-$11 range by early 1998 (all prices adjusted for stock splits). A year after Denton succeeded in defeating Iwerks' merger with Showscan, Iwerks' stock was trading at approximately $3 to $5.25 and three years after Denton's initial reported involvement, the stock traded in a range of $0.2187 to $0.5626. On January 11, 2002, Iwerks announced that Iwerks completed a merger with SimEx Inc. and each share of Iwerks' issued and outstanding common stock was converted into the right to receive approximately $0.63 per share (CBS MarketWatch Historical Prices www.iwerks.com and www.simex.ca).


CALIFORNIA MICROWAVE INC. (SUBSEQUENTLY KNOWN AS ADAPTIVE BROADBAND CORPORATION AND AB LIQUIDATING CORP.)
-------------------------------------------------------------------

     In November 1996, Denton teamed with institutional investors to get Frederick W. Whitridge, Jr., president of Archipelago Corp., and Terry W. Ward, chief financial officer of W.S. Farish & Co., elected to the Board of Directors of California Microwave Inc. ("CMI") (Business Wire, November 8,
1996). Providence reportedly organized the effort to elect Whitridge and Ward because of "their previously demonstrated ability to build and deliver value for shareholders as directors of Amdura Corporation, Lone Star Steel, and Post Oak Bank . . . We [Providence] believe that California Microwave embodies a wealth of tactical and strategic opportunities and that the Board will work to realize the company's considerable values in its various satellite and wireless communications businesses. We are confident the newly constituted Board is committed to take all appropriate actions in this regard" (Business Wire, October 28, 1996). Whitridge and Ward remained on the CMI board until at least August 1999 (August 24, 1999 Schedule 14A), however, a September 29, 2000 filing indicates that Whitridge and Ward were members of CMI's Audit Committee (September 29, 2000 Schedule 14A).

     In summary, in November 1996 when Denton succeeded in getting two directors elected to CMI's board, the stock was trading in the $13 to $15 range. The stock increased to approximately $19 in January and February 1997 but then fell to approximately $12 a share by June 1997. CMI stock began to climb back up in June 1997 upon news that CMI was going to sell its Satellite Transmission Systems and Microwave Networks business units and upon the appointment of a new CEO. In April 1999, CMI changed its name to ADAP at which time the stock was trading at approximately $9. ADAP entered bankruptcy on July 26, 2001.

                    Stock Prices of Subject Companies(1)

                                                                                                22 May 2002

Stock                            Price at first involvement(2)         1 Year                   3 Years
-----                            --------------------------            ------                   -------

NCR Corp.(3)                     $87.50 to $105.75                     See footnote 4           See footnote 4
                                 (Feb. 1991 - May 1991)

Standard Brands Paint Co.        $72.51 to $92.51 (April 1991)         $15.00 to $17.50         $17.50 to $22.50

Cleveland-Cliffs Inc.            $19.78 to $21.85 (April/May 1991)     $22.84 to $25.78         $26.41 to $29.75

Time Warner Inc.                 $11.018 to $14.8925 (June 1991)       $12.989 to $13.875       $17.625 to $19.75

Centel Corp.(3)                  $32.25 to $34.625 (November 1992)     See footnote 6           See footnote 6

Southdown Inc.                   $9.75 to $11.50 (April 1993)          $24.875 to $27.125       $21.125 to $24.25

Duplex Products, Inc.(3)         $7.375 to $7.875 (October 1995)       See footnote 8           See footnote 8

Safeguard/Ideon Group Inc.(3)    $7.50 to $10.125 (December 1995)      See footnote 9           See footnote 9

Ashland Inc.                     $34.46 (November 1, 1996)             $39.42                   $29.04

California Microwave, Inc.       $14.50 (November 1, 1996)             $18.06                   $18.38

Comsat Corp.                     $20.25 to $24.625 (April 1997)        $34.25 to $41.50         $19.75 to $25.0625

Digital Equipment Corp.          $30.125 to $37.25 (May 1997)          $55.0625 to $59.875      See footnote 12

Navistar International Corp.     $17.88 to $18.63 (June 1997)          $26.81 to $28.13         $30.56 to $32.16

Fleming Cos.                     $19.06 (May 17, 1998)                 $9.38                    $31.03

Ogden Corp. /                    $28.69 to $30.19 (early April 1998)   $23.31 to $25.94         $16.30 to $17.90
Covanta Energy Corp.

Chic by H.I.S. Inc.              $6.375 to $7.25 (January 1998)        $3.3125 to $4.5625       $0.50

Iwerks Entertainment, Inc.       $8.75 to $11.375 (March 1998)         $3.172 to $5.25          $0.2187 to $0.5625

Great Lakes Chemical             $35.51 to $40.50 (early 1999)         $28.88 to $32.52         $22.00 to $24.47

Advanced Polymer Systems /       $4.25 to $6.31 (early April 1999)     $4.00 to $5.00           $2.00 to $2.52
A.P. Pharma, Inc.

Baldwin Piano & Organ Co.        $7.625 to $9.125 (August 1999)        $5.125 to $6.00

Acme Electric Corp.              $5.8125 to $6.375 (October 1999)      $8.625 to $8.96875

USEC Inc.                        $4.50 to $5.85 (January 2000)         $3.98 to $5.51

Aetna Inc.                       $53.50 to $57.88 (April 2000)         $26.06 to $28.35

USG Corp.                        $37.09 to $43.32 (May 2000)           $8.36 to $12.95

Stillwater Mining Co.            $14.85 to $16.05 (November 2001)

Alaska Air Group Inc.            $28.24 to $30.49 (December 2001)

Toys "R" Us Inc.                 $16.18 to $17.37 (April 2002)

Footstar, Inc.                   $28.88 to $32.40 (April 2002)


Stock                            5 Years                 Present
-----                            -------                 -------

NCR Corp.(3)                     See footnote 4          See footnote 4


Standard Brands Paint Co.        $0.02 to $0.195         $0.0001

Cleveland-Cliffs Inc.            $32.57 to $34.79        $27.80

Time Warner Inc.                 $19.375 to $20.6875     See footnote 5

Centel Corp.(3)                  See footnote 6          See footnote 6

Southdown Inc.                   $68.50 to $73.3125      See footnote 7

Duplex Products, Inc.(3)         See footnote 8          See footnote 8

Safeguard/Ideon Group Inc.(3)    See footnote 9          See footnote 9

Ashland Inc.                     $41.79                  $39.89

California Microwave, Inc.       $0.01                   See footnote 10

Comsat Corp.                                             $61.90(11)

Digital Equipment Corp.          See footnote 12         See footnote 12

Navistar International Corp.                             $38.17

Fleming Cos.                                             $24.94

Ogden Corp. /                                            See footnote 13
Covanta Energy Corp.

Chic by H.I.S. Inc.                                      $0.0001(14)

Iwerks Entertainment, Inc.                               See footnote 15

Great Lakes Chemical                                     $26.70

Advanced Polymer Systems /                               $2.272
A.P. Pharma, Inc.

Baldwin Piano & Organ Co.                                $0.01(16)

Acme Electric Corp.                                      See footnote 17

USEC Inc.                                                $7.85

Aetna Inc.                                               $46.28

USG Corp.                                                $6.95

Stillwater Mining Co.                                    $17.83

Alaska Air Group Inc.                                    $28.85

Toys "R" Us Inc.                                         $17.30

Footstar, Inc.                                           $27.15


(1) Numerous financial websites were used including the following: www.yahoo.com, http://bigcharts.marketwatch.com, http://cbs.marketwatch.com, www.marketguide.com, www.siliconinvestor.com, and www.morningstar.com.

(2) Unless otherwise noted, all prices listed are adjusted prices which have been adjusted for dividends and splits.

(3) Prices listed for this stock are actual closing prices and have not been adjusted.

(4) NCR was acquired by AT&T in late 1991 in a $7.9 billion stock swap. Each NCR share reportedly received 2.839 shares of AT&T.

(5) Time Warner merged with AOL in January 2001 in a deal worth $106 billion.

(6) Centel merged with Sprint in March 1993. Those holding Centel stock reportedly received 1.37 Sprint shares for each Centel share.

(7)  Southdown, Inc. was acquired by Mexico's Cemex in 2001.

(8) Duplex was acquired by Reynolds & Reynolds in May 1996 for $12 a share.

(9) Ideon Group was acquired by CUC International in August 1996. In the $375 million stock swap, shareholders reportedly received 0.3944 shares of CUC for each share of Ideon.

(10) California Microwave changed its name to Adaptive Broadband in April 1999 and the stock was delisted in May 2001.

(11) In August 2000, Comsat was acquired by Lockheed Martin in a one-for-one stock purchase worth approximately $2 billion. The price listed is the current trading price for Lockheed Martin.

(12) DEC was acquired by Compaq in June 1998 for approximately $8.5 billion. Compaq reportedly paid $4.5 billion in cash and $4 billion in Compaq stock.

(13) Covanta's stock was de-listed on April 7, 2002.

(14) Chic by H.I.S. changed its name to Durango Apparel in July 2000. Durango filed for bankruptcy on March 19, 2001 and the last trade was recorded on May 20, 2002.

(15) Iwerks last traded over-the-counter at $0.62 in January 2002 at which time Iwerks became a wholly owned subsidiary of SimEx.

(16) Baldwin's last price recorded on April 8, 2002.

(17) Acme was purchased by Key Components LLC in late 2000 for $9-per-share.
